Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Randall Weisenburger 212-415-3393

Omnicom Group Inc. Announces Two-for-One Stock Split and Increases Dividend by 20%

NEW YORK, May 22 /PRNewswire-FirstCall/ — Omnicom Group Inc. (NYSE: OMC) today announced that its Board of Directors has authorized a two-for-one stock split to be effected in the form of a 100% stock dividend. The stock split will entitle all shareholders of record at the close of business on June 6, 2007 to receive one additional share of Omnicom Group common stock for each share held on that date. The stock split will be distributed on June 25, 2007.

The Board of Directors also declared a quarterly dividend of 15 cents per outstanding share of its common stock following the completion of the stock split, an increase of 20% from the previous split-adjusted quarterly cash dividend of 12.5 cents per share. The cash dividend is payable on July 5, 2007 to Omnicom Group common shareholders of record at the close of business on June 6, 2007.

Each shareholder of Omnicom Group common stock as of the record date will receive additional shares by the issuance of book-entry shares through Omnicom’s transfer agent, Mellon Investor Services, pursuant to the direct registration system (DRS) operated by The Depository Trust Company (DTC). Shareholders will not need to exchange existing stock certificates in connection with the stock split.

Omnicom currently has approximately 163.1 million shares outstanding excluding treasury shares and, upon completion of the two-for-one split, will have approximately 326.2 million shares of common stock outstanding excluding treasury shares.

Omnicom Group Inc. (NYSE: OMC) (www.omnicomgroup.com). Omnicom is a leading global advertising, marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.